EXHIBIT 99.1

Contact:	Todd Flowers

Investor Relations

(502) 596-6569

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 24, 2017) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the voting results of the Company’s 2017 Annual Meeting of Shareholders held on May 24, 2017.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2018 Annual Meeting of Shareholders: Joel Ackerman, Jonathan D. Blum, Benjamin A. Breier, Paul J. Diaz, Heyward R. Donigan, Richard Goodman, Christopher T. Hjelm, Frederick J. Kleisner, Sharad Mansukani, M.D., Lynn Simon, M.D., and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders voted to approve the Company’s executive compensation program and an annual advisory vote with respect to compensation of the Company’s named executive officers. The Company’s shareholders also approved the Kindred Healthcare, Inc. Stock Incentive Plan, Amended and Restated; the Kindred Healthcare, Inc. Equity Plan for Non-Employee Directors, Amended and Restated; and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-90 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion(1). At March 31, 2017, Kindred through its subsidiaries had approximately 100,100 employees providing healthcare services in 2,624 locations in 46 states, including 82 LTAC hospitals, 19 inpatient rehabilitation hospitals, 91 nursing centers, 19 sub-acute units, 619 Kindred at Home home health, hospice and non-medical home care sites of service, 101 inpatient rehabilitation units (hospital-based) and contract rehabilitation service businesses which served 1,693 non-affiliated sites of service. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for eight years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

(1)	Revenues for the last twelve months ended March 31, 2017.

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680 South Fourth Street         Louisville, Kentucky 40202

502.596.7300         www.kindredhealthcare.com